Wayne Gronquist, P.C.

Counselor and Attorney at Law

1104 Nueces Street

Austin, Texas 78701

512-478-7463 fax 512-478-1790

Date December 12, 2006

Board of Directors

CX2 TECHNOLOGIES, INC.

2240 Woolbright Road, Suite 317

Boynton Beach FL 33426

Re:

Tradability of the Outstanding Shares of Common Stock of CX2 TECHNOLOGIES, INC. a Nevada corporation.

Gentlemen:

You have requested an opinion as to whether or not a public trading market may be established in the issued and outstanding shares of common stock (the “Shares”) of Cx2 Technologies, Inc., a Nevada Corporation (the “Company”) and whether the Shares may be traded and/or transferred without violation of the Securities Act of 1933, as amended (the “Act”).  In providing this opinion, the following factors have been considered and examined:

1.

The present corporate statues of the Company and the legal validity and effect of prior actions of the Company’s Board of Directors and Shareholders.

2.

The present status and validity of the Company’s authorized, issued and outstanding Shares, including a review of copies of the original share certificates issued by the Company and the current shareholders list.

3.

The Tradability of the Company’s Shares in interstate commerce under the Act pursuant to the rules and regulations promulgated hereunder.

4.

The Company’s minute book and corporate records, including copies of the original stock certificates as issued by the Company.

5.

A copy of the Shareholder List; and

6.

An Affidavit from Allan Finkelman, secretary and director of the Company.

In rendering this opinion, I have reviewed certain documents, information and relied upon representations provided to me by the Company and its management.  In reliance upon my review of the documents as well as information provided by the Company and representations from the Company and its management, the following facts are set forth:

1.

The Company was incorporated under the laws of the state of Nevada on May 21, 2002.  The company currently has authorized capitalization of 200,000,000 shares of common stock, par value $.001 and 5,000,000 preferred shares, also with $.001 par value.  As of October 31, 2006, 15,680,960 common shares are issued and outstanding.

2.

5,680,960 common shares were issued in 2006 with a restriction legend.  5,000,000 due to a purchase agreement dated March 5, 2006 and 680,960 as a result of an offering memorandum dated September 27, 2006.

3.

10,000,000 common shares are held by 324 unaffiliated shareholders.  As evidenced by the original certificates and corporate minutes.

Section 5 of the Act prohibits the sale of any security unless “a Registration Statement is in effect”.  Section 4 of the Act provides several transactional exemptions to the registration requirements of Section 5, as do certain rules and regulation promulgated under the Act.  Rule 144 under the Act provides guidelines for the sale of securities by affiliates or controlling persons of the issue and the sale of restricted securities by non-affiliated or control person.

Based upon the forgoing, and in the event and to the extent that the applicable holding period under the Act relates back to the shares from which the unaffiliated shareholders stock was derived, it is the opinion of the undersigned that the 10,000,000 common shares issued May 25, 2002 and held by the unaffiliated shareholders will be freely tradable under the Act.  The remaining 5,680,690 shares remain restricted and may not be freely traded except in accordance with Rule 144.

In rendering this opinion, I have relied upon the representation of management set forth herein as to their truth and accuracy, but for which I do not assume the responsibility.

No opinion is expressed on any other actions the Company is required to take with respect to an information statement or other requirement under the Act prior to actual trading of the subject shares.

Very truly yours,

/S/ Wayne Gronquist Attorney at Law